[EXHIBIT 3.3]


        DEAN HELLER
        Secretary of State
[LOGO]  204 North Carson Street, Suite 1
        Carson City, Nevada 89701-4299
        (775) 684 5708
        Website: secretaryofstate.biz             Entity:
------------------------------------              C21932-1996
Certificate of Amendment                          Document Number:
(PURSUANT TO NRS 78.385 and 78.390)               20060369510-12
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                                                  Date Filed:
                                                  6/8/2006 4:45:50 PM
                                                  In the office of
                                                  /s/Dean Heller

                                                  Dean Heller
                                                  Secretary of State

       Certificate of Amendment to Articles of Incorporation
       -----------------------------------------------------
                  For Nevada Profit Corporations
                  ------------------------------
    (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:  MED GEN, INC.

2. The articles have been amended as follows (provide article numbers, if available):

Article Four, setting forth the total number of authorized shares, is Hereby amended to increase the total number of Common Shares the corporation is authorized to issue from 495,000,000 to 2,495,000,000. The Currently authorized Preferred shares are not changed as a result of this amendment. Said Article Four is hereby amended to read as follows:

     Article Four: The amount of total authorized capital stock of this corporation is $2,500,000.00, consisting of 2,495,000,000 Common and 5,000,000 Preferred shares, each with a par value of one mill $.001).

3. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the
case of a vote by classes or series, or as may   be   required  by the
provisions of the articles of Incorporation have voted in favor of the amendment is: 36,430,177

4. Effective date of filing (optional): 6/5/2006

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): /s/Paul Mitchell
                                 -------------------------------------
                                 Paul Mitchell, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate
fees. See attached fee schedule.                   Nevada Secretary of State
                                                   AM 78.385 Amend 2003
                                                   Revised on: 11/03/03